                                                                   Exhibit 10.55

                         CRUISE SHOPPES AMERICA, LTD.

                                    - and -

                        TRAVELBYUS-CRUISE SHOPPES INC.

                                     -and-

                              TRAVELBYUS.COM LTD.


                                    - and -

                       GARY P. BROWN AND MICHAEL J. WILD



                         AGREEMENT AND PLAN OF MERGER

                                 April 4, 2000



                         Cassels Brock & Blackwell LLP
                           Scotia Plaza, Suite 2100
                              40 King Street West
                               Toronto, Ontario
                                    M5H 3C2

THIS AGREEMENT AND PLAN OF MERGER is made as of the 4/th/ day of April, 2000,


A M O N G:


          CRUISE SHOPPES AMERICA, LTD., a corporation incorporated pursuant to the laws of the State of Louisiana ("CSA")

          - and -

          GARY P. BROWN ("Brown") of the State of Florida,

          -and-

          MICHAEL J. WILD ("Wild") of the State of Florida

          (collectively, the "CSA Stockholders")

          - and -

          TRAVELBYUS.COM LTD. a corporation incorporated pursuant to the laws of the Province of Ontario ("Travelbyus")

          - and -

          TRAVELBYUS-CRUISE SHOPPES INC., a corporation incorporated pursuant to the laws of the State of Delaware ("Travelbyus-Cruise")

RECITALS:

A. Travelbyus and Brown executed a letter of intent dated as of January 4, 2000 as amended February 25, 2000 and March 8, 2000 (the "LOI") pursuant to which, among other things, Travelbyus agreed to purchase from the CSA Stockholders 100% of the issued and outstanding shares in the capital of CSA.

B. The Transaction (as hereinafter defined) will be effected in the following manner:


     . Travelbyus-Cruise will merge into CSA pursuant to a statutory merger under Louisiana state law.

     . Travelbyus-Cruise will no longer exist as a corporate entity by operation of state law.

     . The Consideration Shares (as hereinafter defined) and the Cash Consideration (as hereinafter defined) will be distributed to the CSA

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          Stockholders in exchange for all of their CSA Stock (as hereinafter defined)

C. Upon completion of the Transaction, Travelbyus will own indirectly 100% of the outstanding stock of CSA. The former CSA Stockholders will own stock in Travelbyus and other cash consideration.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged) the parties hereto do hereby agree as follows:

                                   ARTICLE 1
                 DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions- Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

     "Act" means the Business Corporations Act, Ontario in effect on the date hereof.

     "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of CSA and recorded as receivable in the Books and Records of CSA and any other amount due to CSA including any refunds and rebates and the benefit of all security (including cash deposits), guarantees and other collateral held by CSA.

     "Accredited Investor" has the meaning ascribed thereto in section 4.46.

     "Accrued Liabilities" means any and all accrued liabilities of CSA incurred in the ordinary course of business, including accruals for vacation pay, customer rebates and allowances for product returns.

     "Adjusted Income" means for CSA earnings before income taxes, depreciation, salary or bonus paid to Brown or members of Brown's immediate family, related payroll taxes and benefits, personal use automobile, entertainment, telephone and related expenses.

     "Adjustment Amount" shall have the meaning ascribed thereto in section 3.3(a).

     "Affiliate" has the meaning ascribed thereto in the Act.

     "Agreement" means this Agreement and Plan of Merger, including all schedules and all instruments supplementing, amending or confirming this Agreement and references to "Article" or "Section" mean and refer to the specified Article or section of this Agreement.

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     "Arbitrator" has the meaning ascribed thereto in section 3.3.

     "arm's length" means arm's length as defined in the Tax Act.

     "Associate" has the meaning ascribed thereto in the Act.

     "Balance Sheet" means the balance sheet of CSA as at June 30, 1999, prepared in accordance with the Cash Basis forming part of the Financial Statements for the last completed fiscal year for CSA.

     "Benefit Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, registered or unregistered, funded or unfunded, which CSA is a party to or bound by or under which CSA has any liability or contingent liability, relating to:

     (a) retirement savings or pensions, including without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement plan; or

     (b) any bonus, profit sharing, deferred compensation, incentive compensation, hospitalization, health, dental, disability, unemployment insurance, vacation pay, severance pay or other benefit plan with respect to any of the Employees or former Employees of CSA, individuals working on contract with them or other individuals providing services to them of a kind normally provided by employees and all statutory plans with which CSA is required to comply.

     "Blue Sky Laws" has the meaning ascribed thereto in section 4.46

     "Books and Records" means all books and records of CSA, including without limitation, all data and information stored on computer-related media.

     "Business" means the business currently and heretofore carried on by CSA operating in the area of the wholesale of cruises to the travel industry.

     "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of New Orleans are open for business during normal banking hours.

     "Cash Basis" shall mean a compilation of a statement of assets, liabilities and equity on an income tax basis and the related statements of revenues and expenses on an income tax basis in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, other than generally accepted accounting principles and in accordance with past practice of CSA.

     "Cash Consideration" means an amount equal to US$1.8 million (subject to adjustment of the Purchase Price as herein provided).

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     "Claims" means any claim, demand, action, suit, litigation, arbitration, investigation, proceeding, cause of action, damage, loss, cost, liability or expense, including without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

     "Closing" means the completion of the Transaction under this Agreement.

     "Closing Balance Sheet" has the meaning ascribed to it in section 3.3.

     "Closing Date" means the 4/th/ day of April, 2000, Tuesday, or such other date as the parties may agree in writing as the date upon which Closing shall take place.

     "Closing Income Statement" shall have the meaning ascribed thereto in section 3.3.

     "Closing Time" means 10:00 a.m. Toronto time on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which Closing shall take place.

     "Collective Agreements" means the collective agreements by which CSA is bound and all related documents including all benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents for the Employees which impose any obligations upon CSA or which set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements.

     "Consideration Shares" means 2,619,000 common shares in the capital of Travelbyus with a value of US$7.2 million (subject to adjustment of the Purchase Price as herein provided), calculated using the price of CDN$4.00 per share and a currency conversion rate of CDN$1.455 to US$1.00, subject to adjustment as hereinafter provided.

     "Contracts" means all contracts, indentures, mortgages, obligations, instruments, licences, leases, agreements, commitments, entitlements and engagements of CSA whether written or oral and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied).

     "control" has the meaning ascribed thereto in the Act.

     "Cross-Border Transfer Statement" has the meaning ascribed thereto in section 5.10.

     "CSA Stock" has the meaning ascribed thereto in section 3.1.

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     "Effective Time" has the meaning ascribed thereto in section 2.3.

     "Employees" means all persons employed by CSA.

     "Employment Agreement" means the employment agreement to be entered into between Brown and CSA on Closing.

     "Encumbrance" means any and all mortgages, pledges, liens, charges, security interests, adverse claims, demands, voting trusts, proxies and encumbrances of whatsoever nature and howsoever incurred.

     "Environment" means the environment or natural environment as defined in any Environmental Law and includes without limitation, air, surface, water, ground water, land surface, soil, subsurface strata, a sewer system and the environment in the workplace.

     "Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of CSA or its assets and includes without limitation, any sewer surcharge agreement.

     "Environmental Laws" means all Laws relating in whole or in part, to the protection of the Environment, product liability and employee and public health and safety and includes without limitation, Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances.

     "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by CSA.

     "Financial Statements" means the balance sheet of CSA as at June 30, 1999 and the accompanying statement of earnings, retained earnings and statement of cash flow on the Cash Basis for the period then ended and Statement of Adjusted Income, copies of which are attached as Schedule 4.13.

     "Fixed Assets" means the fixed assets, machinery, equipment, fixtures, furniture, furnishings, vehicles, material handling equipment, implements, parts, tools, jigs, discs, moulds, patterns and tooling, spare parts owned or used or held by CSA, including without limitation, those in storage or in transit and other tangible property and facilities used by CSA whether located in or on the premises of CSA or elsewhere, including the assets listed and described in Schedule 4.20.

     "Governmental Authority" means any federal, state, foreign or local government, regulatory authority, governmental department, agency,

                                       5
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     commission, board, tribunal, crown corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

     "Governmental Authorization" means all authorizations, approvals, orders, consents or filings, including Environmental Approvals, licences or permits issued to CSA by any Governmental Authorities.

     "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law.

     "Intellectual Property" means all patents, copyrights, trade-marks, trade-names, industrial designs, proprietary information, trade secrets, know-how, domain names, domain registrations and all other intellectual property owned by, licensed to or used by CSA, including applications and registrations for any of the foregoing and renewals, divisions, extensions and reissues, where applicable, pertaining thereto.

     "Inventories" means all inventories of every kind and nature and wheresoever situate owned by CSA including without limitation, all inventories of raw materials, work-in progress, finished goods, operating supplies, packaging materials, travel credits and media credits.

     "Investor Accounts" has the meaning ascribed thereto in section 4.46.

     "Laws" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority.

     "LOI" has the meaning ascribed thereto in Recital A.

     "Material Contract" means; (a) the Equipment Contracts, Real Property Leases and Benefit Plans; (b) any other Contract involving aggregate annual payments to or by CSA in excess of $25,000; (c) any commitment to or by CSA that may reasonably extend beyond one year which does not terminate or cannot be terminated without penalty on less than three months' notice; and
     (d) any Contract which is outside the ordinary course of business of CSA.

     "Net Income Reduction Amount" has the meaning ascribed thereto in section 3.3(c).

     "Non-Arm's Length Person" means a Person who is not at arm's length to the Party in question.

     "Notice" has the meaning ascribed thereto in section 10.3.

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     "Other Amounts" has the meaning ascribed thereto in section 9.1.

     "Parties" means the CSA Stockholders, CSA, Travelbyus and Travelbyus-Cruise and "Party" means any one of them.

     "Permitted Encumbrances" means those encumbrances listed in Schedule 4.11.

     "Person" means any individual, sole proprietorship, partnership, unincorporated association, corporation, limited liability company, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority and a natural person in such person's capacity as trustee, executor, administrator or other legal representative.

     "Purchase Price" means the sum of US$9 million, subject to adjustment as provided for in this Agreement.

     "PWC" has the meaning ascribed thereto in section 3.3 .

     "Real Property" means collectively, those premises described on Schedule 4.27.

     "Real Property Leases" means those leases, subleases, agreements to lease, tenancy agreements, rights of occupation, licenses and other agreements relating to the Real Property.

     "Release" has the meaning prescribed in any Environmental Law and includes without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage or placement.

     "Remedial Order" means any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws and includes without limitation, any order requiring any remediation or clean-up of any Hazardous Substance or requiring that any Release or any other activity be reduced, modified or eliminated.

     "Statement of Adjusted Income" shall have the meaning ascribed thereto in section 3.3.1.

     "Tax Act" means the Internal Revenue Code of 1986, as amended.

     "Tax Returns" means and includes without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes payable by any Party.

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     "Taxes" means and includes without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including without limitation, those levied on or measured by or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and United States and other government pension plan premiums.

     "Transaction" means the transaction contemplated by this Agreement.

     "TSE" means The Toronto Stock Exchange.

     "Working Capital" means working capital in accordance with the Cash Basis which would include without limitation, cash, marketable securities, deposits, plus accounts receivable plus inventory minus the sum of accounts payable plus accrued liabilities (excepting income taxes) and short-term loans.

     "Working Capital Reduction Amount" has the meaning ascribed thereto in section 3.3(b).

     "US GAAP" has the meaning ascribed thereto in section 1.6.

     "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.2  Certain Rules of Interpretation - In this Agreement and the Schedules:

     (a) Time - time is of the essence in the performance of the Parties' respective obligations.

     (b) Currency - unless otherwise specified, all references to money amounts are to United States currency.

     (c) Headings - the descriptive headings of Articles and sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or sections.

     (d) Singular, etc. - the use of words in the singular or plural or with a particular gender shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits.

     (e) Consent - whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not

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          delivered within the applicable time limit, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

     (f) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and by including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

     (g) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action shall be taken on the next Business Day following such day.

1.3 Knowledge-In this Agreement, any reference to the knowledge of a Party shall mean to the best of the knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries of senior management of the Party regarding the relevant matter.

1.4 Entire Agreement- This Agreement together with the other agreements and documents to be delivered pursuant to this Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including without limitation, the LOI) and there are no warranties, representations or other agreements among the Parties in connection with the Transaction except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby. For greater certainty and without limitation, each of the CSA Stockholders consents to the other CSA Stockholder's participation in the Merger and waives any and all rights of first refusal they may have with respect to such other CSA Stockholder's shares of CSA.

1.5 Applicable Law and Attornment - This Agreement shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract, provided however that the federal laws of the United States and the laws of Louisiana and Delaware shall apply to the Merger and to the agreements, obligations, and documentation of any corporation incorporated in or person domiciled in the United States.

1.6 Accounting Principles - Except as provided herein, in this Agreement all references to generally accepted accounting principles means to principles recommended, from time to time, by the American Institute of Certified Public Accountants and all accounting terms not otherwise defined in this Agreement have the

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meanings assigned thereto in accordance with United States generally accepted accounting principles ("US GAAP").

1.7 Tender- Any tender of documents or money under this Agreement to be made upon the Parties or their respective counsel and money shall be tendered by wire transfer of immediately available funds to the account specified by that Party.

1.8 Disclosure- The Parties acknowledge that any information, matter, circumstance, agreement, document or other thing disclosed in any Schedule to this Agreement shall be deemed to be disclosed in every other Schedule for purposes of the representations and warranties of the Parties.

1.9 Schedules- The Schedules to this Agreement as listed below are an integral part of this Agreement:

     Schedule      Description

     Schedule 2.2  Merger Certificate
     Schedule 3.2  Allocation of Cash Consideration and Consideration Shares
     Schedule 4.4  Non-Arm's Length Indebtedness
     Schedule 4.8  Registrations of CSA
     Schedule 4.9  Asset Investment of CSA
     Schedule 4.10 Capitalization of CSA
     Schedule 4.11 Permitted Encumbrances
     Schedule 4.13 Financial Statements and
                   Statement of Adjustment Income as of June 30, 1999
     Schedule 4.19 Material Suppliers and Customers of CSA
     Schedule 4.20 Fixed Assets of CSA
     Schedule 4.23 Governmental Authorizations of CSA
     Schedule 4.25 Intellectual Property of CSA
     Schedule 4.26 Equipment Contracts of CSA
     Schedule 4.27 Real Property Leases of CSA
     Schedule 4.30 Employees of CSA
     Schedule 4.32 Benefit Plans of CSA
     Schedule 4.33 Insurance of CSA
     Schedule 4.34 Material Contracts of CSA
     Schedule 4.36 Tax Disclosure of CSA
     Schedule 4.41 Bank Accounts of CSA

                                   ARTICLE 2

                              MERGER AND CLOSING


2.1 Merger - Subject to the terms and conditions hereof at the Effective Time Travelbyus-Cruise will merge with and into CSA (the "Merger").

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2.2  The Closing - Closing on the Closing Date will occur at the offices of
Cassels Brock & Blackwell LLP or such other place as the Parties may agree. Subject to the terms and conditions herein contained, at Closing the proper persons will complete the certificate of merger in the form of Schedule 2.2 (the "Merger Certificate") and the Parties shall take such actions as are required to effect the Merger.

2.3 Effective Date and Time - The Merger Certificate will be filed with the Louisiana and Delaware Secretaries of State immediately after (or concurrently with) the Closing and the Merger will be effective on the date and time (the "Effective Time") specified therein.

2.4 Surviving Corporation - CSA shall be the surviving corporation in the Merger. Each of the shares of Travelbyus-Cruise shall be converted into shares of CSA pursuant to section 3.1(a), and shares of CSA issued and outstanding immediately prior to the Effective Time shall be either cancelled or converted into cash and Consideration Shares pursuant to the Merger in accordance with section 3.1 after the Effective Time. The Articles of Incorporation of Travelbyus-Cruise and CSA in effect immediately prior to the Effective Time shall be amended and restated as provided in the Certificate of Merger and, so amended and restated, shall become the Articles of Incorporation of CSA immediately after the Effective Time. The officers and directors of Travelbyus-Cruise at the Effective Time shall become the officers and directors of CSA immediately after the Effective Time.

                                   ARTICLE 3

                              CONVERSION OF STOCK


3.1  Consideration and Conversion -

At the Effective Time and without further action by the Parties other than as herein contemplated:

     (a) each share of common stock, US$0.01 par value, of Travelbyus-Cruise issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value US$0.01 per share, of CSA (the "CSA Stock");

     (b) each share of CSA Stock owned directly or indirectly by Travelbyus or CSA or any of their subsidiaries (whether as treasury stock or otherwise) shall be cancelled and no consideration shall be delivered in exchange therefor; and

     (c) each outstanding share of CSA Stock held by Persons other than those described in subsection (b) above will be converted into and Travelbyus shall pay and deliver to the CSA Stockholders the Purchase Price, to be satisfied by: (i) an amount in cash equal to the Cash Consideration; and (ii) the delivery of the Consideration Shares. Upon issuance, the

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          Consideration Shares shall be duly authorised, validly issued, fully paid and non-assessable. The Purchase Price shall be subject to adjustment pursuant to the provisions of section 3.4.

3.2 Exchange of Certificates - After the Effective Time, each holder of CSA Stock, upon surrender to Travelbyus of his certificates representing CSA Stock will be entitled to receive, subject to section 3.1, the Purchase Price as provided in Schedule 3.2, less any applicable tax withholding. Each such certificate representing CSA Stock will be cancelled upon surrender.Travelbyus does hereby additionally agree that, if on July 5, 2000, the trading price of the common shares of Travelbyus on the TSE is less than CDN$4.00; (i) Travelbyus shall adjust the number of Consideration Shares that Travelbyus has issued on Closing with respect to CDN$3,928,500 at an issue price of CDN$4.00 per share (i.e. 982,125 common shares), based on the following formula: CDN$3,928,500 divided by the then current trading price of the common shares of Travelbyus on the TSE equals "Y"; "Z" equals "Y" minus 982,125 common shares, where "Z" equals the number of additional common shares that Travelbyus must issue to the CSA Stockholders, on the basis of an 85/15 split as between Gary P. Brown and Michael J. Wild; and (ii) there shall also be an adjustment with respect to the remaining CDN$6,547,500 of the Purchase Price (attributable to the Consideration Shares) on the basis of an 85/15 splib between Gary P. Brown and Michael J. Wild, which shall be payable in cash or in common shares of Travelbyus, at the option of Travelbyus, but subject to requisite regulatory approval, including without limitation, the approval of the TSE and based on requisite advice from the tax advisors of Travelbyus.

3.3   Financial Statements -

3.3.1 Promptly after Closing and in any event within 30 days following the Closing Date, the CSA Stockholders shall prepare and deliver to Travelbyus and Travelbyus-Cruise a balance sheet in respect of CSA as at the Closing Time (the "Closing Balance Sheet") and statements of income for the nine months ended March 31, 2000 (the "Closing Income Statement"). On Closing, the CSA Stockholders will attach as part of Schedule 4.13, a statement of Adjusted Income for the 12 months ended June 30, 1999 (the "Statement of Adjusted Income"). The Closing Balance Sheet and Closing Income Statement shall be prepared in accordance with the Cash Basis and among other things, shall disclose respectively, the Working Capital of CSA as at the Closing Date and the net earnings of CSA for the nine months ended March 31, 2000 (which shall be and remain the property of CSA after Closing). It is understood and agreed that CSA shall also prepare and deliver to Travelbyus a balance sheet in respect of CSA as at the Closing Time and income statements for the periods covered by the Closing Income Statement, in each case, prepared in accordance with US GAAP which is required by Travelbyus in connection with, among other things, its public reporting requirements. The CSA Stockholders shall make available to Travelbyus all of their working papers with respect to the Closing Balance Sheet and Closing Income Statement.

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

3.3.2 PricewaterhouseCoopers ("PWC"), shall prepare as soon as possible after Closing, but in any event no later than 90 days thereafter, proposed revisions, if any, to the Statement of Adjusted Income.

3.3.3 The CSA Stockholders shall have a period of 30 days following delivery of the proposed revisions to the Statement of Adjusted Income to dispute any item appearing thereon.

3.3.4 In the event of a dispute, the matter in dispute shall be referred to arbitration by a single arbitrator (the "Arbitrator"), who shall be an independent chartered accountant practising with the firm of KPMG. The arbitration and appointment of the Arbitrator shall be conducted in accordance with the Arbitration Act, Ontario. The award and determination of the Arbitrator shall be final and binding upon the Parties. The Parties shall co-operate in completing any arbitration as expeditiously as possible. Each Party shall bear its respective costs and expenses incurred in connection with the arbitration except for the cost of the Arbitrator which shall be borne equally by both Parties.

The Parties covenant and agree as follows:

(a) If the Statement of Adjusted Income as shall be final or as shall be revised by the Arbitrator indicate a figure for Adjusted Income as at June 30, 1999 of less than US$1.16 million, the Purchase Price shall be adjusted to equal the following: "X" multiplied by 5.75 plus US$1.3 million plus $1 million (the "Adjustment Amount") where "X" equals the Adjusted Income as shown on the Statement of Adjusted Income. In such event and notwithstanding the amount of Cash Consideration received in partial satisfaction of the Purchase Price, the CSA Stockholders forthwith shall be required to pay to Travelbyus without any set-off or deduction whatsoever an amount in cash in the ratio of 85%/15% as between Gary P. Brown and Michael J. Wild, equal to the difference between US$9 million and the Adjustment Amount.

(b) In addition to the foregoing, if the Closing Balance Sheet reveals that the following calculation yields a positive number, the Purchase Price shall be reduced by an amount equal to (the "Working Capital Reduction Amount") equal to "X" minus "Z" where "X" equals US$1,275,000 and "Z" equals the actual amount of Working Capital of CSA as at the Closing Date. In such event and notwithstanding the amount of Cash Consideration received in partial satisfaction of the Purchase Price, the CSA Stockholders forthwith shall be required to pay to Travelbyus without any set-off or deduction whatsoever, an amount in cash, in the ratio of 85%/15% as between Gary P. Brown and Michael J. Wild, equal to the Working Capital Reduction Amount.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES CONCERNING CSA


The CSA Stockholders jointly and severally represent and warrant to Travelbyus and Travelbyus-Cruise as follows and acknowledge that Travelbyus and Travelbyus-Cruise are relying on their representations and warranties in entering into this
Agreement:

4.1 Right to Sell- They are the sole registered and beneficial owners of the CSA Stock with good and marketable title thereto free and clear of all Encumbrances. They have the exclusive right to deal with the CSA Stock as provided in this Agreement. The CSA Stock is not subject to any shareholders' agreement, voting trust or voting agreement.

4.2 Enforceability of Obligations - This Agreement has been duly executed and delivered by the CSA Stockholders and CSA and constitutes a valid and binding obligation enforceable against the CSA Stockholders and CSA in accordance with its terms, save and except that the enforcement thereof may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that equitable remedies such as specific performance and injunction are available only in the discretion of a court of competent jurisdiction.

4.3 Absence of Conflicting Agreements - Neither the CSA Stockholders nor CSA is a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance would be created as a result of the execution, delivery and performance of this Agreement or any other agreement to be entered into under the terms of this Agreement.

4.4 Non-Arm's Length Transactions- Neither the CSA Stockholders nor CSA nor any Person not dealing at arm's length with any of the CSA Stockholders or CSA:

     (a) owns, directly or indirectly, any interest in or is an employee, consultant to or agent of, an entity which is a competitor, lessor, lessee, customer or supplier of CSA;

     (b) owns, directly or indirectly, any interest in any property or asset of CSA;

     (c) is a party to any Contract with CSA, save and except as contemplated by the Employment Agreement or Schedule 4.4; or

     (d)  has any indebtedness, liability or obligation to CSA.

Save and except as provided in Schedule 4.4, CSA is not indebted or otherwise obligated to the CSA Stockholders or any Person not dealing at arm's length with the CSA Stockholders.

4.5 Residence of the CSA Stockholders - The CSA Stockholders are each a resident of the United States of America and of the State of Florida.

4.6 No Litigation - There are no outstanding Claims at law or in equity or before any Governmental Authority pending or to the CSA Stockholders' knowledge, proposed or threatened, which would prevent the CSA Stockholders or CSA from completing the Transaction.

4.7 Brokers - Neither of the CSA Stockholders nor CSA has entered into any Contract that would entitle any Person to a Claim against Travelbyus, Travelbyus-Cruise or CSA for any broker's commission, finder's fee, agent's fee, fee for financial intermediary services or any like payment in respect of the Transaction.

4.8 Incorporation and Registration - CSA is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently conducted in the States of Louisiana. Neither the nature of its business nor the location or character of the property owned or leased by CSA requires it to be registered, licensed or otherwise qualified as a foreign corporation in any jurisdiction save and except as provided in Schedule 4.8, however no warranty or representation is made as to any state other than the State of Louisiana.

4.9 Subsidiaries - CSA does not own or have any interest in any securities of any other Person, except that it may have as an asset an investment in other corporations through its Legg Mason account reflected on its balance sheet and as provided in Schedule 4.9.

4.10 Capitalization - The authorized capital and the issued capital of CSA is as set forth in Schedule 4.10. All of the outstanding shares in the capital of CSA have been duly and validly issued and are outstanding as fully paid and non-assessable shares of CSA and are all registered in the name of the CSA Stockholders prior to the Merger. No options, warrants or other rights to purchase shares or other securities of CSA and no securities or obligations convertible into or exchangeable for shares or other securities of CSA have been authorized or agreed to be issued or are outstanding.

4.11 Title to Assets - CSA is the sole beneficial and (where its interests are registrable) the sole registered owner of its assets and interests in assets, real and personal, with good and valid title thereto, free and clear of all Encumbrances other than Permitted Encumbrances as set forth in Schedule 4.11. All of the material assets of CSA are situated in the City of Metairie, in the State of Louisiana, and in the City of Palm Beach, State of Florida.

4.12 Regulatory Approvals - No Governmental Authorization is required on the part of the CSA Stockholders or CSA in connection with the execution, delivery and performance of this Agreement or any other agreements to be entered into under the terms of this Agreement.

4.13 Financial Statements - The unaudited Financial Statements have been prepared in accordance with the Cash Basis and present fairly:

          (i) the assets, liabilities and financial position of CSA as at the dates indicated; and

          (ii) the sales, earnings, results of operation and statement of cash flows of CSA for all of the periods indicated.

4.14 Absence of Undisclosed Liabilities - Since the date of the Balance Sheet, CSA has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding other than those which have been incurred in the ordinary course of business, none of which is materially adverse. CSA does not have any liability, obligation to or agreement with any Person not dealing at arm's length with CSA other than as disclosed in
Schedule 4.4.

4.15 Absence of Changes or Unusual Transactions - Since the date of the Balance Sheet, CSA has carried on Business and conducted operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

     (a) any material change in the financial condition, operations or prospects of CSA, other than changes in the ordinary course of business, none of which has been materially adverse;

     (b) any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets, properties or future prospects of CSA;

     (c) any transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except in each case in the ordinary course of business;

     (d) any assumption of any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary course of business;

     (e) any discharge or satisfaction of any Encumbrance or payment of any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary course of business;

     (f) any operating loss or any extraordinary loss, waiver or omission to take any action in respect of any rights of substantial value or entering into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to CSA;

     (g) any grant of any bonuses, whether monetary or otherwise or the making or announcement of any general wage or salary increase in respect of Employees or change in the terms of employment of any Employee except in the ordinary course of business, consistent with past practice;

     (h)  the hiring or dismissal of any Employee;

     (i) any Encumbrance on any of the assets or property of CSA whether tangible or intangible;

     (j) directly or indirectly, any declaration or payment of any dividend or declaration or making of any other payments or distributions on or in respect of any of the shares of CSA or directly or indirectly the purchase or other acquisition of any of the shares of CSA; or

     (k) the authorization, agreement or other commitment to do any of the foregoing.

4.16 Reserves and Accruals - There are no reserves or Accrued Liabilities of CSA disclosed on or reflected in the Financial Statements and the Books and Records of CSA.

4.17 No Joint Venture Interests, etc. - CSA is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and CSA does not have any other significant investment interests in any business owned or controlled by any third Person.

4.18 Absence of Guarantees- CSA has not given or agreed to give and is not a party to or bound by any guarantee or indemnity in respect of indebtedness or other obligations of any Person or any other commitment by which CSA is, or is contingently, responsible for such indebtedness or other obligations.

4.19 Major Suppliers and Customers - Schedule 4.19 sets forth a comprehensive listing of each material supplier of goods and services to, and each material customer of, CSA. To the knowledge of the CSA Stockholders, no material supplier or customer has any intention of changing its relationship or the terms upon which it conducts business with CSA as a result of the Transaction.

4.20 Condition of Assets - The Fixed Assets are in good condition, repair and proper working order, having regard to their use and age and such assets have been properly and regularly maintained, reasonable wear and tear excepted. The Fixed Assets listed in Schedule 4.20 are all of the Fixed Assets used to earn income on the Financial Statements.

4.21 Inventories - All Inventories are valued on the books of CSA at the lower of out of pocket cost or net recoverable value.

4.22 Collectibility of Accounts Receivable- The Accounts Receivable are bona fide, good and collectible at the aggregate recorded amounts within 120 days of the Closing Date. The Accounts Receivable are not subject to any defence, counterclaim or set off.

4.23 Business in Compliance with Law - The operations of CSA taken as a whole have been and are now being conducted in compliance with all applicable Laws of each jurisdiction in which CSA carries on or has carried on business and CSA has not received notice of any alleged breach of any such Laws. The Governmental Authorizations set forth in Schedule 4.23 are all authorizations required by CSA to carry on Business in compliance with applicable Laws. Such Governmental Authorizations are in full force and effect in accordance with their terms, there have been no violations thereof and no proceedings are pending or to the knowledge of the CSA Stockholders, threatened, which could result in their revocation or limitation, except that no representation or warranty is made as to any State other than the State of Louisiana.

4.24 Restrictive Covenants - CSA is not a party to and is not bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of CSA to compete in any line of business anywhere in the world, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions CSA or the continued operation of Business after Closing on substantially the same basis as the Business is presently carried on.

4.25 Intellectual Property Schedule 4.25 sets forth a complete list and brief description of all Intellectual Property which has been registered or for which applications for registration have been filed, including the name of the registered and beneficial owner of such registrations and applications. CSA has the exclusive right to use and is the exclusive owner of all right, title and interest in and to the Intellectual Property (with no breaks in the chain of title and free and clear of any Encumbrance of any kind whatsoever save and except for the Permitted Encumbrances). The Intellectual Property which is not owned by CSA is being used by CSA only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect. All such licenses are listed in Schedule 4.25. The Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property. The CSA Stockholders have no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property nor of any pending or threatened Claim of any nature or kind against CSA relating to the Intellectual Property. The CSA Stockholders have no knowledge that CSA, any activity in which CSA is engaged or any product which CSA uses or sells or any process, method, packaging, advertising or material that CSA employs in the marketing or sale of any such product or the use of any of the Intellectual Property breaches, violates, infringes or interferes with any intellectual property rights of any third Person or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another. The Intellectual Property is complete to the extent and under the conditions stated in this Agreement to enable CSA to carry on Business. Schedule 4.25 sets forth a complete and correct list and brief description of all Claims, conflicts, breaches, violations, infringements and interferences of the Intellectual Property of which the CSA Stockholders are aware as well as a complete and correct list and brief description of all judgments, covenants not to sue, permits, grants, licenses and other agreements and arrangements relating to any of the Intellectual Property which bind, obligate or otherwise restrict CSA.

4.26 Equipment Contracts - Schedule 4.26 sets forth a complete list of all Equipment Contracts together with a description of the equipment and vehicles to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no default exists on the part of CSA or to the knowledge of the CSA Stockholders, on the part of any of the other parties thereto. The entire interest of CSA under each of the Equipment Contracts is held by CSA free and clear of any Encumbrances, other than Permitted Encumbrances and all payments due under the Equipment Contracts have been duly and punctually paid.

4.27 Real Property - Schedule 4.27 contains a description of all Real Property owned, leased or occupied by CSA. Save and except as set forth in Schedule 4.27 there are no contracts or other documents registered or unregistered affecting or relating to title of the Real Property. There are no agreements, undertakings or other documents, registered or unregistered, which affect or relate to the title to, or ownership of the Real Property except for the Permitted Encumbrances. Except as disclosed or provided for in this Agreement, no Person has any right to purchase the Real Property or sublease or otherwise assume or obtain any of CSA's rights with respect to the Real Property and no Person other than CSA is using or has any right to use, as tenant, subtenant, licensee or otherwise or is in possession or occupancy of, any part of the Real Property. CSA has not granted any option, right of first refusal or other contractual rights with respect to the Real Property. CSA has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to the Real Property. CSA has not received any notification of and the CSA Stockholders have no knowledge of, any outstanding or incomplete work orders, notices of violation or deficiency notices requiring or recommending work or repairs in respect of any of the buildings, improvements or other structures constructed on the Real Property and the premises subject to the Real Property Leases or any installations therein or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations, fire codes or health and safety regulations. All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Real Property and in all premises subject to the Real Property Leases have been fully paid and no one is entitled to claim a lien under any construction lien legislation in any applicable jurisdiction for such work performed by or on behalf of CSA and the CSA Stockholders have no knowledge of any proposed or pending change to any zoning affecting the Real Property. The CSA Stockholders have no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Real Property. There are no matters affecting the right, title and interest of CSA in and to the Real Property, which in the aggregate or individually, would materially and adversely affect the ability of CSA to carry on business upon the Real Property.

4.28 Real Property Leases - Schedule 4.27 sets forth a complete list of the Real Property Leases. Each of the Real Property Leases is in full force and effect and is enforceable against the landlord thereunder. All interests held by CSA as lessee under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever, save and except for the Permitted Encumbrances. There are no consents necessary as a result of the completion of the Transaction save and except as set forth in Schedule 4.27.
All payments required to be made by CSA pursuant to the Real Property Leases have been duly paid and CSA is not otherwise in default in meeting its obligations under any of the Real Property Leases. The CSA Stockholders have no knowledge that any of the landlords under each of the Real Property Leases are in default in meeting any of the material obligations under their respective Real Property Leases. Except as detailed on Schedule 4.27, CSA does not have any option, right of first refusal or other contractual right relating to the Real Property. To the knowledge of the CSA Stockholders no event exists which, but for the lapse of time or the giving of notice, or both, would constitute default under any such option, right of first refusal or other contractual right and to the knowledge of the CSA Stockholders no Person is claiming any such material default or taking any action purportedly based upon any default. To the knowledge of the CSA Stockholders no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by either party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default. CSA has not waived or omitted to take any action in respect of any substantial rights under any of the Real Property Leases.

4.29 Environmental Matters - All operations of CSA conducted on the Real Property, or any other property now or formerly under its charge, management, operation or control have been and are now, in compliance with all Environmental Laws. All Environmental Approvals required to be held by CSA have been obtained, are valid and in full force and effect, have been and are being complied with and there have been and are no proceedings commenced or to the knowledge of the CSA Stockholders threatened to revoke or amend any Environmental Approvals. Neither CSA nor any of its operations has been or is now the subject of any Remedial Order nor do the CSA Stockholders have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor do the CSA Stockholders have knowledge of any circumstances which could result in the issuance of any such Remedial Order. CSA has never been prosecuted for or convicted of any offence under Environmental Laws nor has CSA been found liable in any proceeding to pay any fine or judgment to any Person as a result of any Release or threatened Release of any Hazardous Substance into the Environment or the breach of any Environmental Law and to the knowledge of the CSA Stockholders, there is no basis for any such proceeding.

4.30 Employment Matters - Schedule 4.30 sets forth a complete list of all Employees together with the titles and material terms of employment, including current wages, salaries or hourly rate of pay of and bonus (whether monetary or otherwise) paid

(including the date of payment if paid since June 30, 1999) or payable to each Employee, the date upon which such wage, salary, rate or bonus became effective and the date upon which each such Employee was first hired by CSA. Except as disclosed in Schedule 4.30 no Employee is on long-term disability leave, extended absence or is receiving workers' compensation. Save and except as contemplated by the Employment Agreement and as set out in Schedule 4.4 there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. Except as set out in
Schedule 4.30, there are no employment policies or plans including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated which are binding upon CSA. CSA has been and is being operated in full compliance with all Laws relating to employees, including employment standards, occupational health and safety, pay equity and employment equity. There have been no complaints under such Laws against CSA. There are no complaints nor to the knowledge of the CSA Stockholders, are there any threatened complaints, against CSA before any employment standards branch or tribunal or human rights tribunal. To the knowledge of the CSA Stockholders nothing has occurred which might lead to a complaint against CSA under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under employment standards legislation which place any obligation upon CSA to do or refrain from doing any act. CSA has not been subject to any experience-rating surcharge over the past five years. All amounts owing in respect of salary, wages, bonus or benefits, have been paid or accrued for on the Books and Records of CSA.

4.31 No Collective Agreements - CSA is not a party, either directly or by operation of law, to any Collective Agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of its Employees or any independent contractors of CSA. There are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees or independent contractors of CSA and there have not been any such proceedings within the last two years. There are no threatened or apparent union organizing activities involving the Employees or independent contractors of CSA. There is no strike or lock-out occurring or threatened which affects or would affect CSA. CSA does not have any unresolved grievances or pending arbitration cases outstanding.
CSA does not have any serious labour problems that might materially affect the value of CSA taken as a whole or that might lead to an interruption of their Business.

4.32 Benefit Plans- Schedule 4.32 sets forth a complete list of all Benefit Plans. Current and complete copies of all written Benefit Plans or where oral, written summaries of the material terms thereof, have been provided or made available to Travelbyus and Travelbyus-Cruise together with current and complete copies of all documents relating to the Benefit Plans, including without limitation, as applicable; (i) all documents establishing, creating or amending any Benefit Plan; (ii) all trust agreements, funding agreements, insurance contracts and investment management agreements; (iii) all financial statements and accounting statements and reports and investment reports for each of the last three years and where actuarial reports are prepared in relation to a Benefit Plan, the two most recent actuarial reports in relation to each such Benefit Plan; (iv) all reports, returns, filings and material correspondence with any applicable regulatory authority in the last three years; and (v) all booklets, summaries or manuals prepared for or circulated to and written communications of a general nature to Employees concerning any Benefit Plan. Each Benefit Plan is, and has been, established, registered, qualified and administered and invested in compliance with; (i) the terms thereof; and (ii) all applicable Laws. CSA has not received, in the last three years, notice from any Person questioning or challenging such compliance and the CSA Stockholders have no knowledge of any such notice from any Person questioning or challenging such compliance beyond the last three years. All obligations under the Benefit Plans (whether pursuant to the terms thereof or applicable Laws) have been satisfied and there are no outstanding defaults or violations thereunder by CSA nor do the CSA Stockholders have any knowledge of any default or violation by any other party to any Benefit Plan. There have been no amendments, modifications or restatements of any Benefit Plan made or any improvements in benefits promised under the Benefit Plans that have not been disclosed to Travelbyus and Travelbyus-Cruise. All contributions or premiums required to be paid to or in respect of each Benefit Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable Laws. No Taxes, penalties or fees are owing or exigible under any Benefit Plan. There is no Claim pending or threatened involving any Benefit Plan or its assets and no facts exist which could reasonably be expected to give rise to any such Claim. No event has occurred respecting any Benefit Plan which would entitle any Person (without the consent of CSA) to wind-up or terminate any Benefit Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof or require any penalty taxes to be paid under any applicable laws. There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Benefit Plans. No material changes have occurred in respect of any Benefit Plan since the date of the most recent financial or accounting report issued in connection with any Benefit Plan which could reasonably be expected to adversely affect the report (including rendering it misleading in any material respect). All employer contribution or premium holidays that have been taken under any Benefit Plan have been permitted by the terms of the relevant Benefit Plan and have been in accordance with applicable Laws. There have been no improper withdrawals or transfers of assets from any Benefit Plan. All employee data necessary to administer each Benefit Plan is in the possession of CSA and is complete, correct and in a form which is sufficient for the proper administration of the Benefit Plans and none of the Benefit Plans provide benefits to retired Employees or to the beneficiaries or dependants of retired Employees. None of the Benefit Plans require or permit a retroactive increase in premiums or payments and the level of insurance reserves, if any, under any insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims. The consummation of the Transaction shall not constitute an event under any Benefit Plan that shall or may result; (i) in any acceleration of, or vesting of, or increase in benefits with respect to any Employee or former Employee; or (ii) in any acceleration of or increase in the funding requirements of any Benefit Plan.

4.33 Insurance - CSA maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and CSA is not in default as to the payment of premiums or otherwise under the terms of any such policy.
Schedule 4.33 sets forth a complete list of all policies of insurance which CSA maintains and the particulars of such policies including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible.

4.34 Contracts- Except for the Material Contracts listed in Schedule 4.34, CSA is not a party to or bound by any Material Contract. The Material Contracts listed in Schedule 4.34 are all in full force and effect, unamended and no default exists under such Material Contracts on the part of any of the parties to such Contracts. Except as noted on Schedule 4.34 none of the Material Contracts include provisions requiring consent to a change of control of CSA. Current and complete copies of the Material Contracts have been delivered to Travelbyus and Travelbyus-Cruise. There are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such agreement, plan or policy.

4.35 Litigation - There is no Claim, including appeals and applications for review, in progress, or, to the knowledge of the CSA Stockholders, pending or threatened against or relating to CSA before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel.

4.36 Tax Matters - CSA has filed on a timely basis (within the time and manner required by law including any extensions of time to file) all federal and Louisiana State income Tax Returns and election forms and the Tax Returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects. As of the Closing Date, CSA will have paid all Taxes (including for greater certainty and without limitation, all federal, state and local taxes, assessments and reassessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon with respect to CSA, for all previous years and all required quarterly installments based on quarterly installment requirements for prior fiscal years, due for the current fiscal year have been paid for which tax returns are not yet required to be filed. As of the Closing Date, CSA will have provided adequate reserves, if any, for all Taxes for the period ended June 30, 1999. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any Tax, governmental charge or deficiency by CSA nor are there any examination, actions, suits, proceedings, investigations or claims now threatened or pending against CSA in respect of, or discussions under way with any governmental authority relating to, any such Tax or governmental charge or deficiency.

Except as set forth in Schedule 4.36, CSA has not:

(i) acquired or had the use of any property from a Person with whom CSA was not dealing at arm's length other than at fair market value;

(ii) disposed of any property to a Person with whom CSA was not dealing at arm's length for proceeds less than the fair market value thereof; and

(iii) discontinued carrying on any business in respect of which non-capital losses were incurred, and any non-capital losses which CSA has are not losses from property or business investment losses.

There are no contingent tax liabilities for the period ended June 30, 1999 and prior fiscal periods, nor any grounds which would prompt a reassessment except and excluding any contingent tax liabilities that relate to or result from this transaction. The schedules attached to the corporate income tax returns by CSA for its taxation year ended June 30, 1999, reflect and disclose all transactions to which CSA was a party that are required to be disclosed by applicable revenue laws and all such transactions are reflected or disclosed in such financial statements and schedules and such corporate income tax returns and schedules have been duly and accurately completed as required by such Acts.

4.37 Books and Records - All Books and Records of CSA have been delivered or made available to Travelbyus or Travelbyus-Cruise. The Books and Records of CSA fairly and correctly set out and disclose in all material respects the financial position of CSA on a Cash Basis and all financial transactions of CSA have been accurately recorded in the Books and Records of CSA.

4.38 Corporate Records and Minute Book- The corporate records and minute books of CSA have been delivered or made available to Travelbyus or Travelbyus-Cruise. The articles and by-laws of CSA are in full force and effect and no amendments have been made to the same. The minute books, including the articles and by-laws of CSA include complete and accurate minutes of all meetings of the directors or shareholders of CSA, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of incorporation of CSA. The share certificate book, register of shareholders, register of transfers and register of directors of CSA, are complete and accurate.

4.39 Trade Allowances - No customers of CSA are entitled to or customarily receive discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer.

4.40 Location of the Assets- All of the assets of CSA are located on the Real Property.

4.41 Bank Accounts, etc - Schedule 4.41 sets forth a complete list of every financial institution in which CSA maintains any depository account, trust account or safety deposit box and the names of all Persons authorized to draw on or who have access to such accounts or safety deposit box.

4.42 Judgments and Executions and Insolvency Proceedings- There are no judgments or executions against CSA which are outstanding and unsatisfied. CSA has not made any assignment for the benefit of creditors nor has any receiving order been made against CSA under the provisions of any applicable bankruptcy or insolvency legislation nor has any petition for such an order been served upon CSA.

4.43 Non-Arm's Length Transactions - Since June 30, 1999 CSA has not made any payment or loan to or borrowed any money from and is not otherwise indebted to, any officer, director, Employee, shareholder or any other Person not dealing at arm's length with CSA except as disclosed in the Financial Statements and
Schedule 4.4 and except for usual Employee reimbursements and compensation paid in the ordinary and normal course of the Business. CSA is not a party to any Contract with any officer, director, Employee, shareholder or any other Person not dealing at arm's length with CSA. No officer, director or shareholder of CSA and no entity which is an Affiliate or Associate of one or more of such individuals; (i) owns, directly or indirectly, any interest in (except for shares representing less than one percent of the outstanding shares of any class or series of any publicly traded company) or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or CSA or a lessor, lessee, supplier, distributor, sales agent or customer of the Business or CSA; (ii) owns, directly or indirectly, in whole or in part, any property that CSA uses in the operation of the Business; or (iii) has any Claim whatsoever against or owes any amount to CSA in connection with the Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary and normal course of business such as for accrued vacation pay and accrued benefits for Employees. Notwithstanding the foregoing, The Cruise Shoppe Ltd., which is owned by Charles
D. Brown (the son of Gary P. Brown) is an associate member of CSA and the Cruise Shoppe of Palm Beach Gardens, Florida, which is owned by Ellen Wild, wife of Michael J. Wild and Michael J. Wild, is an associate member of CSA.

4.44 Year 2000 Readiness- To the knowledge of the CSA Stockholders the software currently utilized by CSA in its operation and the software developed by or on behalf of CSA and supplied to clients of CSA; (i) will function without error or interruption related to Date Data, specifically including errors or interruptions from functions which may involve Date Data from more than one century; (ii) the software currently utilized for the operation by the Business requires that all Date Data (whether received from user, systems applications or other sources) include an indication of century in each instance. All date output and results, in any form, shall include an indication of century in each instance; and (iii) will recognize the year 2000 as a leap year. When used in this paragraph, the term "Date Data" shall mean any data or input which includes an indication of or reference to date. To the knowledge of the CSA Stockholders, the software currently utilized by CSA in its operation and developed by or on behalf of CSA and or otherwise supplied to clients of CSA does not contain any routines or devices introduced by CSA or to the knowledge of the CSA Stockholders introduced by any other person or in any other manner that could interfere with their use (including without limitation, time locks, keys or bombs) or interfere with, delete or corrupt data (commonly known as "viruses").

4.45 Full Disclosure- The CSA Stockholders have made available to Travelbyus or Travelbyus-Cruise all information including the financial, marketing, sales and operational information on a historic basis relating to CSA which would be material to a purchaser of the CSA Stock. All information, which has been provided to Travelbyus is true and correct in all material respects and does not contain any untrue statement of a material fact and no material fact or facts have been omitted therefrom which would make such information misleading. The CSA Stockholders do not have knowledge of any facts nor are there are any facts that should be reasonably known to the CSA Stockholders relating to the CSA Stock, CSA or the Business not disclosed in this Agreement which might be reasonably expected to diminish the appreciation of the worth or profitability of the Business which if known by Travelbyus and Travelbyus-Cruise, might be reasonably expected to deter Travelbyus and Travelbyus-Cruise from completing the Transaction.

4.46 United States Offers and Sales of Consideration Shares

     (a) The CSA Stockholders understand that the Consideration Shares have not been and will not be registered under the U.S. Securities Act or any state securities laws (the "Blue Sky Laws") and that the sale contemplated hereby is being made in reliance on an exemption from the registration requirements of the U.S. Securities Act and any applicable Blue Sky Laws. The CSA Stockholders further understand that the Consideration Shares may not be offered, sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the U.S. Securities Act or an opinion of counsel suitable to Travelbyus that registration is not required. If Travelbyus (or any successor) merges into any United States company and a Registration Statement is filed by Travelbyus or its successor with the SEC in the U.S. then all of the Consideration Shares issued to CSA Stockholders shall be simultaneously registered with the SEC.

     (b) The CSA Stockholders have had access to such information concerning Travelbyus as they have considered necessary in connection with their decision to invest in the Consideration Shares.

     (c) The CSA Stockholders have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment in the Consideration Shares and that they are able to bear the economic risks of such investment.

     (d) Each of the CSA Stockholders is an accredited investor (as such term is defined in Rule 501(a)(5) or (6) under the U.S. Securities Act (an "Accredited Investor") and is acquiring the Consideration Shares for his own account for investment and not with a view to any resale, distribution or other disposition of the securities in violation of the U.S. Securities Act or any other applicable securities laws.

     (e) The CSA Stockholders are not purchasing the Consideration Shares as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

     (f) The CSA Stockholders understand that they may not offer, sell or otherwise transfer any of the Consideration Shares directly or indirectly, unless:

          (i)  the sale is to Travelbyus; or

          (ii) in a transaction that does not require registration under the U.S. Securities Act or any applicable Blue Sky Laws or United States state laws and regulations governing the offer and sale of securities, and the CSA Stockholders have furnished to Travelbyus an opinion of counsel of recognized standing to that effect reasonably satisfactory to Travelbyus.

     (h) The CSA Stockholders understand and acknowledge that upon the original issuance of the Consideration Shares and until such time as is no longer required under applicable requirements of the U.S. Securities Act or applicable Blue Sky Laws, all certificates representing the Consideration Shares and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE U.S. "SECURITIES ACT") OR ANY STATE SECURITIES LAWS (THE "BLUE SKY LAWS"). THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE BLUE SKY LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO TRAVELBYUS THAT REGISTRATION IS NOT REQUIRED.

4.47 UCC Searches - For the purposes of permitting Travelbyus and Travelbyus-Cruise to perform searches of the Uniform Commercial Code (the "UCC") records;
(i) CSA has not conducted business under any name other than "Cruise Shoppes America, Ltd." and "Cruise and Vacation Shoppes America" within the last five years; (ii) the chief executive office or principal place of business of CSA is and has at all times within the last five years been located in Metairie, Jefferson Parish, Louisiana; and (iii) CSA owns no personal property, as such term is defined in the applicable UCC that is located in any jurisdiction other than the jurisdictions described in (ii) hereof, other than miscellaneous property in the State of Florida.

4.48 Ownership of Property - CSA does not own any titled motor vehicles, vessels, aircraft, trademarks, copyrights, patents, railcars or other similar types or items of property that have a recordation system for liens against such property other than the recordation system set forth in the applicable UCC. CSA is not a party to any contracts with the United States Government or any division thereof.

                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF TRAVELBYUS AND
                              TRAVELBYUS - CRUISE

Travelbyus and Travelbyus - Cruise represent and warrant to the CSA Stockholders as follows and acknowledges that the CSA Stockholders are relying on the representations and warranties of Travelbyus in entering into this Agreement:

5.1 Incorporation and Registration - Each of Travelbyus and Travelbyus-Cruise is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its respective property and assets, to carry on its respective business as presently conducted and to execute, deliver and perform its respective obligations under this Agreement.

5.2 Enforceability of Obligations - This Agreement has been duly executed and delivered by Travelbyus and Travelbyus-Cruise and constitutes a valid and binding obligation of Travelbyus and Travelbyus-Cruise enforceable against Travelbyus and Travelbyus-Cruise in accordance with its terms, save and except that the enforcement hereof may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that equitable remedies, such as specific performance and injunction are available only in the discretion of a court of competent jurisdiction.

5.3 Absence of Conflicting Agreements - Neither Travelbyus nor Travelbyus-Cruise is a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance would be created as a result of the execution, delivery and performance of this Agreement or any other agreement to be entered into under the terms of this Agreement.

5.4 No Litigation - There are no outstanding Claims at law or in equity or before any Governmental Authority pending or to the knowledge of Travelbyus, proposed or threatened, which would prevent Travelbyus or Travelbyus-Cruise from completing the Transaction.

5.5 Consideration Shares - The Consideration Shares form part of a class of shares that are listed and posted for trading on the TSE and upon issuance will be duly and validly issued and outstanding as fully paid and non-assessable common shares without nominal or par value.

5.6 Regulatory Approvals - Save and except for the approval of the TSE and the Winnipeg Stock Exchange, no Governmental Authorization is required on the part of Travelbyus or Travelbyus-Cruise in connection with the execution, delivery and performance of this Agreement or any other agreements to be entered into under the terms of this Agreement.

5.7 Reporting Issuer Status- Travelbyus is a "reporting issuer" within the meaning of the Securities Act (Alberta), (British Columbia), (Saskatchewan), (Manitoba), (Ontario) and (Quebec) and is not in default of any requirement of applicable Laws and no material change relating to Travelbyus has occurred with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis. No securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of Travelbyus or prohibiting the issue and sale of the common shares in the capital of Travelbyus and to the knowledge of Travelbyus no such proceedings for such purposes are pending or threatened.

5.8 Fully Disclosed Information - The information and statements with respect to Travelbyus set forth in all information filed with the securities commissions of the provinces of Alberta, British Columbia, Saskatchewan, Manitoba, Ontario and Quebec and the TSE is in compliance or intended compliance with applicable Laws, were true, correct and complete and did not contain any misrepresentations as of the date of such information or statement.

5.9 Litigation- There is no Claim, including appeals and applications for review, in progress or to the knowledge of Travelbyus, pending or threatened against or relating to Travelbyus or Travelbyus-Cruise before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel.

5.10 Reporting of Cross-Border Transfer - For the CSA Stockholders to avoid the recognition of gain for United States income tax purposes upon receipt of the Consideration Shares, CSA shall prepare and file under Section 1.367(a)-3(c)(6) of the United States Income Tax Regulations to file a reporting statement titled "Section 367(a) Reporting of Cross-Border Transfer Under Reg." (S)1.367(a)- 3(c)(6) (the "Cross-Border Transfer Statement"). With respect to such statement and compliance, Travelbyus shall use best efforts to comply with all conditions and requirements of US Treasury Regulation Sec 1.367 (a)-3(c) and, without limiting the foregoing, Travelbyus shall also fully comply with all requirements of US Treasury Reg. 1.367-(a)3(c)(6) as to "Reporting Requirements of US Target Company" and Travelbyus shall file such a statement properly and timely in which among other things, Travelbyus has a reasonable basis to represent the following:

     1. The active trade or business test described in Reg. (S)1.367(a)- 3(c)(3) is satisfied by Travelbyus; and

     2. On the Closing Date, there was no intent on the part of Travelbyus (or any qualified subsidiary or qualified partnership, if relevant) to substantially dispose of or discontinue its active trade or business; and

     3.   All other conditions of Reg. 1-367(a)-3(c)(1)(i),(ii),(iii)(A), and
          (iv) are and shall fully be met and complied with.


                                   ARTICLE 6
                             NON-WAIVER; SURVIVAL

6.1 Non-Waiver - No investigations made by or on behalf of Travelbyus or Travelbyus-Cruise or the CSA Stockholders at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the CSA Stockholders or Travelbyus or Travelbyus-Cruise, as applicable, in or pursuant to this Agreement. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.2 Nature and Survival- All representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the CSA Stock and/or the Consideration Shares, except that:

     (i) any claim for intentional misrepresentation or fraud may be brought at any time;

     (ii) the representations and warranties set out in sections 4.1 and 4.11 shall survive and continue in full force and effect without limitation of time;

     (iii) representations and warranties as to environmental matters shall survive for a period of 10 years from the Closing Date;

     (iv) representations and warranties concerning Tax matters shall survive for a period of 90 days after the relevant authorities shall no longer be entitled to assess liability for Tax against CSA for any particular taxation year ended on or prior to the Closing Date; and

     (v) all other representations and warranties shall survive for a period of two years from the Closing Date.

     6.3 Timing of Survival - For the purposes of section 6.2 relating to the survival of representations, warrants and covenants contained in this Agreement, a claim for breach of a representation, warranty or covenant shall be deemed to have been properly brought if notice of the asserted claim shall have been delivered to the CSA Stockholders of Travelbyus, as the case may be, prior to the last day for survival for such representation, warranty or covenant.

                                   ARTICLE 7

                        TRAVELBYUS CONDITIONS PRECEDENT

The obligation of Travelbyus and Travelbyus-Cruise to complete the Transaction shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Travelbyus or Travelbyus-Cruise and may be waived by Travelbyus and Travelbyus-Cruise in whole or in part):

7.1 Truth and Accuracy of CSA Stockholder's Representations and Warranties at the Closing Time- All of the CSA Stockholder's representations and warranties made in or pursuant to this Agreement shall be true and correct as at the Closing Time.

7.2 Performance of Obligations - The CSA Stockholders shall have performed or complied with, in all respects, their respective obligations, covenants and agreements under this Agreement.

7.3 Receipt of Closing Documentation- All documentation relating to the due authorization and completion of the Transaction under this Agreement and all actions and proceedings taken on or prior to Closing in connection with the performance by the CSA Stockholders and CSA of their respective obligations under this Agreement, shall be satisfactory to Travelbyus and Travelbyus-Cruise, acting reasonably and Travelbyus and Travelbyus-Cruise shall have received copies of all such documentation or other evidence as Travelbyus or Travelbyus-Cruise may reasonably request in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to Travelbyus and Travelbyus-Cruise, acting reasonably.

7.4 Opinion of Counsel for the CSA Stockholders - Travelbyus and Travelbyus-Cruise shall have received an opinion dated the Closing Date from counsel to the CSA Stockholders with respect to CSA and the CSA Stockholders on terms and conditions satisfactory to Travelbyus and Travelbyus-Cruise and its counsel.

7.5 Consents, Authorizations and Registrations- All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authorities) required in connection with the completion of the Transaction, the execution of this Agreement, Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time.

7.6 No Injunction- There shall be no injunction or restraining order issued preventing and no pending or threatened Claim, judicial or administrative or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the Transaction or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

7.7 Employment Agreement- The Employment Agreement shall have been executed and delivered on mutually acceptable terms and conditions.

7.8 Substantial Damage- No substantial damage by fire or other hazard to the assets of CSA shall have occurred prior to the Closing Time.

7.9 Non-Permitted Encumbrances - Encumbrances on any of the assets or shares of CSA shall have been discharged, save and except for the Permitted Encumbrances.

If any of the foregoing conditions in this Article have not been fulfilled by Closing, Travelbyus and Travelbyus-Cruise may terminate this Agreement by notice in writing to the CSA Stockholders, in which event Travelbyus and Travelbyus-Cruise are released from all obligations under this Agreement and unless Travelbyus and Travelbyus-Cruise can show that the condition relied upon could reasonably have been performed by the CSA Stockholders, the CSA Stockholders are also released from all obligations under this Agreement. Travelbyus and Travelbyus-Cruise may waive compliance with any condition in whole or in part if they see fit to do so without prejudice to their rights of termination in the event of non-fulfillment of any other condition, in whole or in part, or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                   ARTICLE 8

                    CSA STOCKHOLDER'S CONDITIONS PRECEDENT

The obligation of the CSA Stockholders and CSA to complete the Transaction under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the CSA Stockholders and may be waived by the CSA Stockholders in whole or in part).


8.1 Truth and Accuracy of Travelbyus Representations and Warranties at Closing Time- All of the representations and warranties of Travelbyus made in or pursuant to this Agreement shall be true and correct as at the Closing Time.

8.2 Performance of Obligations- Travelbyus and Travelbyus-Cruise shall have performed or complied with, in all respects, all their obligations, covenants and agreements under this Agreement.

8.3 Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the Transaction and the issuance of the Consideration Shares under this Agreement and all actions and proceedings taken on or prior to Closing in connection with the performance by Travelbyus and Travelbyus-Cruise of their obligations under this Agreement, shall be satisfactory to the CSA Stockholders, acting reasonably and the CSA Stockholders shall have received copies of all such documentation or other evidence as the CSA Stockholders may reasonably require in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the CSA Stockholders, acting reasonably.

8.4 Opinion of Counsel for Travelbyus- The CSA Stockholders shall have received an opinion dated the Closing Date from counsel to Travelbyus with respect to Travelbyus on terms and conditions satisfactory to the CSA Stockholders and their counsel.

8.5 Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authority) required in connection with the completion of the Transaction, the execution of this Agreement, Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time.

8.6 Employment Agreement - The Employment Agreement shall have been executed and delivered on mutually acceptable terms and conditions.

If any of the foregoing conditions in this Article have not been fulfilled by Closing, the CSA Stockholders may terminate this Agreement by notice in writing to Travelbyus in which event the CSA Stockholders are released from all obligations under this Agreement and unless the CSA Stockholders can show that the condition relied upon could reasonably have been performed by Travelbyus, Travelbyus and Travelbyus-Cruise are also released from all obligations under this Agreement. The CSA Stockholders may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights of termination in the event of non-fulfilment of any other condition in whole or in part or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                   ARTICLE 9

                                INDEMNIFICATION


9.1 Indemnification by the CSA Stockholders - The CSA Stockholders agree to indemnify and save harmless Travelbyus and Travelbyus-Cruise without duplication on an after-tax basis from and against all losses suffered or incurred by Travelbyus and Travelbyus-Cruise from and after the Closing Date as a result of or arising directly or indirectly out of or in connection with:

    (a) any breach by the CSA Stockholders of or any inaccuracy of any of the representations and warranties of the CSA Stockholders set out in this Agreement (provided that the indemnity provided for in this section 9.1(a) shall not apply in the case of a breach or inaccuracy of any representation or warranty Travelbyus shall have provided notice to the CSA Stockholders in accordance with this Article 9 on or prior to the expiration of such representation and warranty as provided in section 6.2);

  (b) any breach or non-performance by the CSA Stockholders of any covenants to be performed by the CSA Stockholders under this Agreement;

  (c) except to the extent Taxes are reserved for on the Financial Statements,
      (i) for any and all Taxes with respect to all taxation years of CSA ending on or prior to June 30, 1999, except and excluding any and all Taxes that may arise from or result from the Transaction; (ii) all Taxes allocated to the CSA Stockholders pursuant hereto; and (iii) any losses or expenses with respect to all taxation years of CSA ending on or prior to June 30, 1999, arising out of or incidental to the imposition, assessment or assertion of any such Taxes, including those incurred in connection with the assertion or defense of any claim or assessment for such Taxes except and excluding any and all Taxes that may arise from or result from the Transaction (collectively, the "Other Amounts"). For greater certainty and without limitation, each of Travelbyus and the CSA Stockholders shall prepare or cause to be prepared in a manner consistent with past practice, and shall file or cause to be filed, all Tax Returns of CSA with respect to periods ending on or before the Closing Date. Tax Returns shall be subject to the review and approval by Travelbyus. Tax Returns shall be delivered to Travelbyus at least 30 days prior to the due date for approval. Whenever any taxing authority sends a notice of an audit, initiates an examination of CSA or otherwise asserts a claim, makes an assessment, or disputes the amounts of Taxes for a tax year ending on or prior to June 30, 1999 (which the CSA Stockholders are or may be liable under this Agreement), Travelbyus shall promptly inform the CSA Stockholders and the CSA Stockholders shall have the right to control, at their own cost and expense any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the CSA Stockholders are liable under this Agreement. For greater certainty and without limitation, each of Travelbyus and the CSA Stockholders shall provide the other Party with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes and each will retain and provide the other Party with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination; and

  (d)     any liability arising by reason of a breach of the provisions of section 10.2.

9.2 Indemnification by Travelbyus - Travelbyus agrees to indemnify and save harmless the CSA Stockholders without duplication on an after-tax basis from and against all losses suffered or incurred by the CSA Stockholders from and after the Closing Date as a result of or arising directly or indirectly out of or in connection with:

   (a) any breach by Travelbyus of or any inaccuracy of any of the representations and warranties of Travelbyus set out in this Agreement provided that the indemnity provided for in this section 9.2(a) shall not apply in the case of a breach or inaccuracy of any representation or warranty unless the CSA Stockholders shall have provided notice to Travelbyus in accordance with this Article 9 on or prior to the expiration of such representation and warranty as provided in section 6.2); and

   (b) any breach or non-performance by Travelbyus of any covenants to be performed by Travelbyus under this Agreement.

9.3 Notification of and Participation in Claims - No claim for indemnification will arise until notice thereof is given to the CSA Stockholders or Travelbyus, as the case may be. Such notice shall be sent within a reasonable time following the determination by Travelbyus or the CSA Stockholders, as applicable, that a claim for indemnity exists. If any legal proceedings shall be instituted or any claim or demand is asserted by any third Person in respect of which the CSA Stockholders or Travelbyus, as applicable, may have an obligation to indemnify Travelbyus or the CSA Stockholders, as the case may be, Travelbyus or the CSA Stockholders, as the case may be, shall give or cause to be given to the CSA Stockholders or Travelbyus, as the case may be, written notice thereof and such Party shall have the right, at its option and expense, to be present at the defence of such proceedings, claim or demand, but not to control the defence, negotiation or settlement thereof, which control shall at all times rest with Travelbyus or the CSA Stockholders, as the case may be, unless the CSA Stockholders or Travelbyus, as the case may be, irrevocably acknowledges full and complete responsibility for indemnification of Travelbyus or the CSA Stockholders, as the case may be, in which case the CSA Stockholders or Travelbyus, as the case may be, may assume such control through counsel of its choice provided however that no settlement shall be entered into without Travelbyus' written consent or the CSA Stockholders' written consent, as the case may be, which shall not be unreasonably withheld. The Parties shall co-operate fully with each other in connection with the defence, negotiation or settlement of any such third Person legal proceeding, claim or demand.

                                  ARTICLE 10

                                    GENERAL

10.1 Public Notices- All public notices to third Persons and all other publicity concerning the Transaction shall be jointly planned and coordinated by the CSA Stockholders and Travelbyus and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except:

     (a) in the case of Travelbyus for communications made in confidence to Employees of CSA affected by the Transaction who shall be informed of the confidential nature of the Transaction and who agree to keep such information confidential; or

     (b) where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

10.2 Expenses- Each of the Parties shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the Transaction and the CSA Stock and the Consideration Shares and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred by the Party including any fees and expenses of any broker or investment advisor in connection with the Transaction.

10.3 Notices - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered, or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:


      (a) to CSA Stockholders at:       1618 SE 14/th/ St.
                                        Fort Lauderdale, Fla. 33316

          Attention:                    Gary P. Brown
          by Overnight Courier

          and to                        Michael J. Wild
          by Overnight Courier:         27 Cayman Place
                                        Palm Beach Gardens, Fla. 33418

          with a copy to:               Stone, Pigman, Walther, Wittmann &
                                        Hutchinson, L.L.P.
                                        546 Carondelet Street

                                        New Orleans, LA 70130

          Attention:                    Hirschel T. Abbott, Jr.
          Fax No.:                      504-581-3361

      (b) to Travelbyus or              204 - 3237 King George Hwy.
          Travelbyus - Cruise at:       South Surrey, British Columbia
                                        V4P 1B7

          Attention:                    William Kerby
          Fax No.:                      (604) 541-2400
          with a copy to:               Cassels Brock & Blackwell LLP
                                        Scotia Plaza
                                        Suite 2100
                                        40 King Street West
                                        Toronto, Ontario
                                        M5H 3C2

          Attention:                    John H. Craig
          Fax No.:                      (416) 360-8877

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

10.4 Assignment - Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by either party without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.5 Further Assurances- The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the Transaction and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

10.6 Counterparts and Facsimile - This Agreement may be executed by the Parties in separate counterparts and by facsimile each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.


                                CRUISE SHOPPES AMERICA, LTD.


                                By: /s/ Bill Kerby
                                   --------------------------------


                                TRAVELBYUS.COM LTD.



                                Per: /s/ Bill Kerby
                                    -------------------------------


                                TRAVELBYUS-CRUISE SHOPPES INC.


                                Per: /s/  Bill Kerby
                                    -------------------------------



SIGNED, SEALED AND DELIVERED    )
      in the presence of:       )       /s/  Gary P. Brown
                                        ------------------
                                )       GARY P. BROWN

                                )
             Witness            )


SIGNED, SEALED AND DELIVERED    )
      in the presence of:       )
                                )       /s/  Michael J. Wild
                                        -------------------
                                )       MICHAEL  J. WILD
             Witness            )